Exhibit 99.1

March 25, 2010

Rodger B. Holley
Chairman, President and CEO
First Security Group, Inc.
FSGBank, N.A.
531 Broad Street
Chattanooga, TN  37402

Dear Rodger,

Effective immediately I resign my position as a member of the Board of Directors of First Security Group and FSGBank.  After years of service to the company and the bank, I now wish to dedicate additional time to my various business interests and to personal matters, including spending more time with my family, and feel that I cannot continue to devote sufficient time to my service as a director.

I have thoroughly enjoyed the opportunity to work with such a dedicated group of individuals.  I depart with no disagreements with you or the Board.  I wish every success in the years ahead.

Sincerely,

/s/ J.C. Harold Anders
J.C. Harold Anders